UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2017

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously announced, on February 9, 2017, the Board of Directors of Clear Channel Outdoor Holdings, Inc. (the “Company”) declared a special cash dividend payable on February 23, 2017 (the “Payment Date”) to Class A and B stockholders of record at the closing of business on February 20, 2017 (the “Record Date”), in an aggregate amount equal to $282.5 million.

As of the closing of business on the Record Date, there were 47,300,987 shares of Class A Common Stock and 315,000,000 shares of Class B Common Stock outstanding, resulting in a dividend of $0.7797 per share. On the Payment Date, the indirect parent of the Company, iHeartCommunications, Inc., will be entitled to receive approximately $254.0 million of the proceeds of the dividend through its wholly-owned subsidiaries, and the public stockholders of the Company will be entitled to receive approximately $28.5 million.

The dividend will be funded using cash on hand, including proceeds of the sale of the Company’s joint venture interest in the Australia outdoor business, which occurred on October 24, 2016, and the proceeds of the sale of non-strategic U.S. outdoor markets in Columbus, Ohio, and Indianapolis, Indiana, which occurred on February 12, 2016 and January 9, 2017, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: February 21, 2017	By:	/s/ Lauren E. Dean
Lauren E. Dean Vice President, Associate General Counsel and Assistant Secretary

3